Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Howard Bancorp, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2020 with respect to the consolidated financial statements of Howard Bancorp, Inc. as of December 31, 2019 and 2018 and for each of the years in the three years ended December 31, 2019, and to the Company’s Effectiveness of internal control over financial reporting as of December 31, 2019, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
July 17, 2020